Exhibit 99.1
STONE ENERGY CORPORATION
Announces $225 Million Private Placement of Senior Floating Rate Notes
LAFAYETTE, LA. June 23, 2006
     Stone Energy Corporation (NYSE: SGY) announced a private placement of approximately $225 million aggregate principal amount of Senior Floating Rate Notes due 2010. We intend to use the net proceeds of the private placement to finance the potential acquisition of additional working interests in Mississippi Canyon Blocks 108 and 109 in the Gulf of Mexico. If the proposed acquisition is not completed, we intend to use the proceeds from this floating rate debt to reduce indebtedness under our Credit Facility. We expect the private placement to close on or about June 28, 2006.
     The private placement will be made pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The private placement, which is subject to market and other conditions, will be made only to qualified institutional buyers. The notes have not been and will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
     This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (“GOM”), the deep shelf of the GOM, the deep water of the GOM, several basins of the Rocky Mountains, the Williston Basin and Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.